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                                 EXHIBIT (4)(e)

                      FORM OF ENHANCED DEATH BENEFIT RIDER
                                   (ROLL-UP)

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WESTERN RESERVE LIFE                                      Administrative Office:
ASSURANCE CO. OF OHIO                                  [4333 Edgewood Road N.E.]
A Stock Company                                       [Cedar Rapids, Iowa 52499]
(Hereafter called the Company, We, Our or Us)                   [(319) 398-8511]
Home Office: Columbus, Ohio

                          ENHANCED DEATH BENEFIT RIDER

The Guaranteed Minimum Death Benefit provision in the Death Proceeds Section of the policy to which this Rider is attached, is amended to include the addition of the following language:

The Guaranteed Minimum Death Benefit is an Annually Compounding Death Benefit. amount of this Guaranteed Minimum Death Benefit is equal to:

     a)   the total Premium Payments for the policy; minus
     b)   Adjusted Partial Withdrawals, as described below; plus
     c) interest accumulated at [5%] per annum from the payment or withdrawal date to the earlier of the date of death or the Annuitant's [81st] birthday.

A Partial Withdrawal will reduce the Guaranteed Minimum Death Benefit by an amount referred to as the "Adjusted Partial Withdrawal". The Adjusted Partial Withdrawal may be a different amount than the Gross Partial Withdrawal. If at the time of the Partial Withdrawal, the Policy Value is greater than or equal to the Death Proceeds, the Adjusted Partial Withdrawal will equal the Gross Partial Withdrawal. If at the time of the Partial Withdrawal, the Policy Value is less than the Death Proceeds, the Adjusted Partial Withdrawal will be greater than the Gross Partial Withdrawal.

The Adjusted Partial Withdrawal is equal to the Gross Partial Withdrawal multiplied by the Death Proceeds immediately prior to the Partial Withdrawal divided by the Policy Value immediately prior to the Partial Withdrawal. The formula is APW = GPW x (DP/PV) where:

APW  = Adjusted Partial Withdrawal
GPW  = Gross Partial Withdrawal
DP   = Death Proceeds prior to the Partial Withdrawal = greatest of (PV, CV, or
       GMDB)
PV   = Policy Value prior to the Partial Withdrawal
CV   = Cash Value prior to the Partial Withdrawal
GMDB = Guaranteed Minimum Death Benefit prior to the Partial Withdrawal

This Rider is effective on the Policy Date and can only be terminated when the policy to which this Rider is attached terminates. This Rider is subject to all the terms and conditions of the policy not inconsistent herewith.

                        Signed for Us at our Home Office.

         /s/ William H. Geiger                    /s/ Jerome C. Vahl
       -------------------------               -------------------------
               SECRETARY                               PRESIDENT